UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

October 22, 2011

 ATHERONOVA INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

000-52315 (Commission File Number)		20-1915083 (IRS Employer Identification No.)
2301 Dupont Drive, Suite 525 Irvine, CA 92612 (Address of Principal Executive Offices and zip code)

(949) 476-1100
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 22, 2011, the Registrant entered into a Stock Purchase Agreement (the “Purchase Agreement”) with OOO CardioNova, a Russian corporation and a subsidiary of OOO Maxwell Biotech Group (“CardioNova”), pursuant to which the Registrant agreed to sell, on or before November 4, 2011, 154,639 shares of the Registrant’s common stock to CardioNova for an aggregate purchase price of $150,000, and agreed to sell, within 5 business days of the date that CardioNova acquires all supplies and completes all services specified in Exhibit A to the Purchase Agreement, the lesser of that number of shares of the Registrant’s common stock having an aggregate value, based on a share price of $0.97, of (i) $117,000 and (ii) an amount equal to the difference of the actual costs of the supplies and services specified in Exhibit A to the Purchase Agreement less $150,000, for an aggregate purchase price equal to the value of such shares of the Registrant’s common stock based on a share price of $0.97.  The Registrant also agreed to provide to CardioNova certain registration rights pursuant to which the Registrant may, at its discretion, include the shares of the Registrant’s common stock purchased by CardioNova in any registration statement the Registrant files under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale of such shares.

On October 22, 2011, the Registrant also entered into a License Agreement (“License Agreement”) with CardioNova pursuant to which CardioNova will fund, manage and monitor certain research studies in the territory encompassing the Russian Federation, Belarus, Ukraine, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Moldova, Azerbaijan and Armenia (the “Territory”) involving the Registrant’s atherosclerotic plaque regression compound in consideration for a non-exclusive license in the Territory to conduct clinical or related scientific trials for the registration of, and an exclusive license in the Territory to commercialize, the Registrant’s atherosclerotic plaque regression compound and related products, and in consideration of the following shares of the Registrant’s common stock: upon approval of a development plan by the joint steering committee and provided CardioNova has secured financing of $500,000, that number of shares of the Registrant’s common stock equal to 10% of the initial approved budget for the studies; upon approval of the final phase I study protocol in advance of the commencement of the study, that number of shares of the Registrant’s common stock equal to 20% of the initial approved budget for the studies; upon announcement of the results of the phase I study, that number of shares of the Registrant’s common stock equal to 40% of the initial approved budget for the studies; and upon announcement of the results of the phase II study, that number of shares of the Registrant’s common stock equal to the remaining amount of the final approved budget for the studies.  As additional consideration for the licenses and rights granted under the License Agreement, CardioNova shall pay to the Registrant certain royalties on annual net sales of licensed products.

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In the event that the Registrant is unable to manufacture and timely supply applicable compounds and/or products, CardioNova will have the right to manufacture such compounds and/or products.  The studies will be overseen by a joint steering committee consisting of at least one member appointed by each of the Registrant and CardioNova.  The Registrant is responsible for promptly and diligently preparing, prosecuting and maintaining its patent rights during the term of the agreement and CardioNova is responsible for filing, prosecuting and obtain regulatory approval for commercial sale of the licensed products in each country in the Territory and, following regulatory approval, implementing a marketing and commercialization strategy for the licensed products.  The parties have also agreed to cooperate in connection with pursuing infringement claims and have agreed to disburse the proceeds of such proceedings based upon the party paying the costs of such proceeding.  The License Agreement has a term continuing until the later of the last to expire of valid patent claims in the licensed products and 10 years.  The Agreement may be terminated upon a bankruptcy event, upon 90 days notice for material breach, upon 30 days notice in the event of the failure of a study to meet its primary goals, or the Registrant may terminate the License Agreement in connection with a qualifying strategic transaction provided that the Registrant pays the applicable termination payment.

The parties also agreed to enter subsequently enter into a manufacturing and supply agreement for the supply of licensed products and a pharmacovigilance agreement with respect to pharmacovigilance procedures for licensed products.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AtheroNova Inc.

Date: October 27, 2011	By:	/s/ Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary

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